Exhibit 99.1

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This discussion is a supplement to, and is intended to be read together with, the discussion under the heading “United States Federal Income Tax Considerations” in the prospectus dated October 2, 2013 included in Kilroy Realty Corporation’s and Kilroy Realty, L.P.’s Registration Statement on Form S-3 (File No. 333-191524 and 333-191524-01) filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2013 (the “Base Prospectus”).
The following paragraph should be inserted after the paragraph under the heading “United States Federal Income Tax Considerations—Taxation of the Company—Like-Kind Exchanges” in the Base Prospectus.
Tax Liabilities and Attributes Inherited in Connection with Acquisitions. From time to time we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historic tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within ten years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.
The following paragraph supersedes the second paragraph in the discussions under the heading “United States Federal Income Tax Considerations—Material United States Federal Income Tax Consequences for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities—Taxation of Non-United States Holders of our Capital Stock—Distributions Generally” in the Base Prospectus.
For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except as otherwise provided below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-United States holder unless:

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a lower treaty rate applies and the non-United States holder files with us an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

•	the non-United States holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-United States holder’s trade or business.

The following paragraph supersedes the second paragraph in the discussions under the heading “United States Federal Income Tax Considerations—Material United States Federal Income Tax Consequences for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities—Taxation of Non-United States Holders of our Capital Stock—Backup Withholding and Information Reporting” in the Base Prospectus.
Payments of dividends or of proceeds from the disposition of stock made to a non-United States holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either the Company has or its paying agent has actual knowledge, or reason to know, that a holder is a United States person. Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.
The following paragraph supersedes the second paragraph in the discussions under the heading “United States Federal Income Tax Considerations—Material United States Federal Income Tax Consequences for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities—Taxation of Holders of the Operating Partnership’s Debt Securities—Non-United States Holders of the Operating Partnership’s Debt Securities—Payments of Interest” in the Base Prospectus.
If a non-United States holder does not satisfy the requirements above, such non-United States holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the non-United States holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-United States holder resides or is established.